AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS AMENDMENT (this “Amendment”), is dated as of March 5, 2010, by and between China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), and the subscribers identified on the signature pages hereto (each a “Subscriber” and collectively, the “Subscribers”) and hereby amends the terms of the October 16, 2010 Subscription by and among the Company and the Subscribers (the “Subscription Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

RECITALS:

WHEREAS, on October 16, 2009, the Company and certain investors consummated the sale under a Subscription Agreement (the “Subscription Agreement”) of approximately 2,564,103 shares of the Company’s common stock, no par value (the “Common Stock”) for an aggregate purchase price of approximately $10,000,000 (or $3.90 per Share) (the “Prior Placement”); and

WHEREAS, the Company is currently seeking to engage in an underwritten public offering of its securities in order to raise additional capital and grow its business which is anticipated to close on or before December 31, 2010 (the “Public Offering”); and

WHEREAS, in advance of the Public Offering, the Company is seeking to consummate a private placement of up to $5,000,000 of its Common Stock (the “Current Placement”); and

WHEREAS, the Company and the Subscribers have reached an agreement to amend the Subscription Agreement on the terms set forth herein in order to allow the Company to proceed with the Public Offering and Prior Placement in the most efficient manner;

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscriber hereby agree as follows:

1.            Amendment to Section 8 of the Subscription Agreement.The following shall be added as Section 8(y) of the Subscription Agreement:

(y)           Rule 144 Compliance.           For two (2) years after the Closing Date, the Company shall take all steps necessary to ensure that Rule 144 under the 1933 Act is available for re-sales of the Common Stock by the Subscribers upon Rule 144 becoming available pursuant to Rule 144(i) under the 1933 Act.

2.           Amendment to Section 8(t) of the Subscription Agreement.  Section 8(t) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(t)           Investor Relations Firm. Within one hundred eighty (180) days after the Closing Date, the Company shall retain an investor relations firm for the Company’s investor relations services. Such engagement shall be subject to approval by Trillion Growth China General Partner, which approval shall not be unreasonably withheld.

3.           Amendment to Section 8(x)(iv) of the Subscription Agreement.  Section 8(x)(iv) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(iv)           enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Company’s performance of its obligations to holders of the Purchased Shares pursuant to this Agreement or any Transaction Documents other than in connection with the Current Placement or the Public Offering;

4.           Amendment to Section 8(x)(v) of the Subscription Agreement.  Section 8(x)(v) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(v)           enter into any agreement with any holder or prospective holder of any securities of the Company, except for investors in the Current Placement and in connection with the Public Offering, providing for the granting to such holder of registration rights or protection against dilution;

5.           Amendment to Section 8(x)(vi) of the Subscription Agreement.  Section 8(x)(vi) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(vi)           enter into any agreement, except for agreements in connection with the Current Placement and Public Offering, resulting in the key shareholder owning less than 50% of the issued and outstanding shares of common stock of the Company.

6.           Amendment to Section 10(a) of the Subscription Agreement.  Section 10(a) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(a)           Demand Registration.  If at anytime after December 31, 2010 (a) there is no effective Registration Statement with respect to Registrable Shares and (b) not all of the outstanding Registrable Shares may be sold without registration pursuant to Rule 144 under the 1933 Act, then Holders that (A) as of the date of this Agreement (directly or with their affiliates) held Registrable Shares representing more than 50% of the Registrable Shares then outstanding and (B) at the time of the written demand hold a number of shares of Common Stock that is equal to at least the Floor Amount (as such term is hereinafter defined) as of the date of such written demand (individually, a “Demanding Holder” and collectively, the “Demanding Holders”), may make a written demand for registration (a “Demand Registration” and the registration statement to be filed pursuant to such Demand Registration, the “Demand Registration Statement”) under the 1933 Act of the sale of all or part of its Registrable Shares. Any request for a Demand Registration shall specify the number of shares (or other amount) of Registrable Shares proposed to be sold and the intended method(s) of distribution thereof (such written demand, the “Demand Notice”). The Company will notify the Holders other than the Demanding Holder of the Demand Registration (each such Holder including Shares of its Registrable Shares in such registration, a “Participating Holder”) as soon as practicable, and each such other Holder who wishes to include all or a portion of its Registrable Shares of the type that are the subject of the Demand Registration Statement proposed to be filed in such Demand Registration Statement shall so notify the Company within fifteen (15) days after receipt of such notice (the “Demanding Holders’ Deadline”).  The Company shall use its best efforts to file such Demand Registration Statement within forty five (45) days (the “Required Filing Date”) after receiving the Demand Notice, and use its best efforts to respond to any comments to the Demand Registration Statement, received from the Commission, not later than thirty (30) days after receipt of such comments (the “Required Response Date”). The Company shall not be obligated to effect more than two (2) Demand Registrations under this Section 10(a) in respect of Registrable Shares.  “Floor Amount” means 5% of the outstanding shares of Common Stock, provided that the Floor Amount shall be calculated by dividing (x) the sum of the number of outstanding shares held by the Demanding  Holders and all shares issuable to such Demanding Holders upon exercise or conversion of other securities of the Company held by the Demanding Holders by (y) the number of shares outstanding; provided, that, the number of shares outstanding referenced in the foregoing clause (y) shall not include any shares (A) issued under employee benefit or compensation arrangements approved by the Board of Directors, (B) issued to all shareholders of the Company as dividends or in connection with stock splits or similar transactions, (C) issued to persons unaffiliated with the Company as consideration for the Company’s acquisition of assets or securities of such persons or (D) issuable upon conversion or exercise of any options, warrants, or other exchangeable securities.

7.           Amendment to Section 10(b) of the Subscription Agreement.  Section 10(b) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(b)           Piggy-Back Registration. If at any time after December 31, 2010, when there is not an effective Registration Statement providing for the resale of all of the Registrable Shares, and any of the Registrable Shares may not be sold pursuant to Rule 144 under the 1033 Act, and the Company shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than for an underwritten offering or on Form S-4 or Form S-8, each as promulgated under the 1933 Act, or their then equivalents), the Company shall send to each Holder of Registrable Shares written notice of such determination.  If within thirty (30) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such Registration Statement, any such Holder shall so request in writing, (which request shall specify the Registrable Shares intended to be registered), the Company will use commercially reasonable efforts to cause the registration under the 1933 Act of all Registrable Shares which the Company has been so requested to register by the Holder.

8.           Amendment to Section 11(a) of the Subscription Agreement.  Section 11(a) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(a)           Right of First Refusal.  During the period from the Closing Date through and including the first anniversary of the Closing Date, the Subscribers shall be given not less than ten business days prior written notice (the “Notice of Sale”) of any proposed sale by the Company of its common stock or other securities or equity linked debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, including the issuance of an undetermined amount of shares of common stock to certain shareholders of the Company pursuant to that certain recapitalization of the Company, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of this Agreement and described on Schedule 4(d); and (v) the Current Placement or Public Offering  (collectively the foregoing are “Excepted Issuances”).  The Subscribers shall have the right during the ten business days following receipt of the Notice of Sale (the “Notice Period”) to purchase in the aggregate such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the Notice of Sale in the same proportion as that of the Subscriber’s Purchase Shares in the Offering.  In the event such terms and conditions are modified during the Notice Period, the Subscribers shall be given prompt notice (the “Notice of Modification”) of such modification and shall have the right during the ten business days following the Notice of Modification to exercise such purchase right.

9.           Amendment to Section 11(d) of the Subscription Agreement.Section 11(d) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

(d)           Other Adjustments.

(i)            Other than in connection with Excepted Issuances listed in subparagraphs (i) through (iv) in the definition of Excepted Issuances above, (x) if the Company’s actual after tax net income under U.S. GAAP for the fiscal year ending May 31, 2010 (“Actual 2010 Net Income”) is less than $14,000,000 (“2010 Targeted Net Income”), or (y) if the Company’s actual after tax net income under U.S. GAAP for the fiscal year ending May 31, 2011 (“Actual 2011 Net Income”) is less than the 2011 Target (as defined below) (“2011 Targeted Net Income”, together with the 2010 Targeted Net Income, the “Targeted Net Income”), then the Company shall issue, for each such occasion, to each Subscriber on a pro-rata basis (determined by dividing each Subscriber’s Purchase Price by the aggregate Purchase Price delivered to the Company by the Subscribers hereunder), additional amount of shares of Common Stock (the “Adjustment Shares”) equal to the percentage of variation of the Actual 2010 Net Income and Actual 2010 Net Income from the 2010 Targeted Net Income and 2011 Targeted Net Income respectively (the “Adjustment Percentage”) times the number of Purchased Shares acquired by such Subscriber pursuant to this Agreement. For example, if the Actual 2010 Net Income is $12,600,000, which is a variation of 10% of the 2010 Targeted Net Income, then the Company shall issue to each Subscriber, shares of the Company’s Common Stock, equal to a total of 10% of the Purchased Shares acquired by such Subscriber hereunder.

(ii)            The delivery to Subscriber of the Adjustment Shares shall be not later than the third business day after the filing of a Form 10-K with the Commission declaring the annual audited results.

(iii)           Notwithstanding anything to the contrary contained herein, in determining whether the Company has achieved either the 2010 Targeted Net Income or 2011 Targeted Net Income, the Company may disregard any non-cash charge or expense required to be recognized by the Company under the United States generally accepted accounting principles (the “GAAP”), including but not limited to the non-cash charges listed below. In determining whether the Company has achieved either the 2010 Targeted Net Income or the 2011 Targeted Net Income (as the case may be), (1) any liquidated damages payable pursuant to the Transaction Documents and (2) any non-cash charges expensed by the Company related to any Subsequent Financing Warrants issued pursuant to Section 11(c) herein, in each case, shall not be included as expenses of the Company. “Net Income” shall mean the Company’s income after taxes for the fiscal year ending May 31, 2010 or May 31, 2011 (as the case may be) in each case determined in accordance with GAAP as reported in the 2010 Annual Report or 2011 Annual Report (as the case may be).

(iv)           Actual 2010 and 2011 Net Income shall be measured at the date on which the Company releases its Actual 2010 or 2011 Net Income in a Form 10-K filed with the Commission (the “2010 Measurement Date” and “2011 Measurement Date”).  The “2011 Target,” shall mean $19,800,000 in the event that the Company does not complete the Public Offering on or before the 2011 Measurement Date and $18,000,000 in the event (x) the Company completes an underwritten public offering on or before the 2011 Measurement Date or (y) the Company sells less than 1,282,052 shares in the Current Placement.

10.         Consideration for Amendment.           In consideration of the foregoing amendments,

(a)           each Subscriber that is a signatory to this Amendment shall receive one half of one warrant for each share of Common Stock purchased in the Prior Placement. The warrants shall be in the form annexed hereto as Exhibit A; and

(b)          the Company hereby agrees that the price of Common Stock sold in the Public Offering will not be less than $5.20 per share; and

(c)          Any Subscriber which invested in the Prior Placement and has also invested in the Current Placement, shall be entitled to the following right to receive shares of Common Stock:

(i)           Other than in connection with Excepted Issuances, if the Company does not meet any Targeted Net Income, then the Company shall issue, for each such occasion, to each Subscriber on a pro-rata basis (determined by dividing each Subscriber’s Purchase Price by the aggregate Purchase Price in the Prior Placement), additional shares of Common Stock (the “Roll Forward Adjustment Shares”), if any, equal to:

(A)           the Adjustment Percentage, times the number of shares of Common Stock acquired by such Subscriber in the Current Placement, minus

(B)           the Adjustment Percentage times the number of  Purchased Shares acquired by the Subscriber in the Prior Offering which have been sold by the Subscriber as of the 2010 or 2011 Measurement Date.

For example, assume:

Actual 2010 Net Income is $12,600,000, which is an Adjustment Percentage of 10% of the 2010 Targeted Net Income;

Subscriber A purchased 512,820 Purchased Shares in the Prior Offering;

Subscriber A purchased 512,820 shares of Common Stock in the Current Placement; and

Subscriber A sold 50% of the Prior Offering Purchased Shares as of the Measurement Date, then the Company shall issue to Subscriber A, the number of shares of  Common Stock, equal to:

(10% * 512,820) minus (512,820 * 50%)*10% = 25,641 shares of Common Stock

(ii)           The delivery to Subscriber of the Roll Forward Adjustment Shares shall be not later than the third business day after the Measurement Date.

11.         Miscellaneous.

(a)           Expenses.  The Company shall bear its own costs and expenses, including legal fees, incurred or sustained in connection with the preparation of this Amendment and related matters.  The Company shall pay legal fees for Subscribers to one legal counsel agreed upon by the Majority Holders in connection with Subscribers’ review of this Amendment and with respect to Subscribers participating in the Current Offering.  Such legal fees shall be capped at $5,000.

(b)           Amendments and Waivers.  The provisions of this Amendment, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Majority Holders.

(c)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Subscription Agreement.

(d)           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties

(e)           Execution and Counterparts.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(f)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Subscription Agreement.

(g)           Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)           Headings.  The headings in this Amendment are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Pages Follow]

SIGNATURE PAGE TO AMENDMENT

Please acknowledge your acceptance of the foregoing Amendment with China Infrastructure Construction Corporation by signing and returning a copy to the Company whereupon it shall become a binding agreement.

Signature	Signature (if purchased jointly)

Name Typed or Printed	Name Typed or Printed

Entity Name	Entity Name

Address	Address

City, State and Zip Code	City, State and Zip Code

Telephone - Business	Telephone - Business

Telephone – Residence	Telephone – Residence

Facsimile – Business	Facsimile - Business

Facsimile – Residence	Facsimile – Residence

Tax ID # or Social Security #	Tax ID # or Social Security #

Dated: February __, 2010

This Amendment is agreed to and accepted as of February __, 2010.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

By:
Name:
Title: